Exhibit 99.1

                                           Contact:   Calvin E. Jenness
                                                      Senior Vice President
                                                      Chief Financial Officer
                                                      and Treasurer
                                                      503-653-4573
                                           Release:   Immediately


BLOUNT REPORTS FOURTH QUARTER EARNINGS

     o    Sales increased by 24% to $159.2 million in fourth quarter
     o    Income from operations increased 29% from last year's fourth quarter
     o    Year-end order backlog more than doubles from 2002 to $119.3 million

PORTLAND, OR, February 20, 2004 Blount International, Inc. [NYSE: BLT] ("Blount" or the "Company") today reported results for the fourth quarter ended December 31, 2003.

RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2003

Sales for the fourth quarter of 2003 were $159.2 million, a 24.3% increase from $128.1 million in last year's fourth quarter. Income from operations increased to $22.0 million from $17.0 million in last year's fourth quarter, a 29.4% increase. Net income of $4.1 million ($.13 per share) was higher than last year's fourth quarter net income of $3.8 million ($.12 per share). Last year's net income was favorably impacted in the fourth quarter by $2.1 million in income from the proceeds of a life insurance payment, $0.8 million in income from discontinued operations, primarily due to the final settlement of a claim related to the Company's construction business, and an income tax benefit of $1.6 million.

FULL YEAR RESULTS

Sales in 2003 were $559.1 million compared to $479.5 million in 2002, a 16.6% increase. Income from continuing operations before income tax expense was $11.2 million compared to a loss of $9.3 million in 2002. The increase in income before taxes is attributable to a $21.1 million, or 27.9 %, increase in business segment operating income and a $7.0 million reduction in restructuring expense, partially offset by a $6.5 million increase in corporate expenses. Net loss for 2003 was $33.7 million ($1.09 per share) compared to $5.7 million ($0.19 per share) in 2002. This year's net loss included $41.0 million in income tax expense related to the recognition of a non-cash deferred tax valuation allowance in the third quarter.

Commenting on the 2003 results, James S. Osterman stated, "Our Company's performance over the course of 2003 was consistently solid. Our largest business segment, Outdoor Products, posted record sales and profit levels and our Industrial and Power Equipment segment more than doubled its operating income from the prior year. Demand for our products in these two segments remains strong at the end of the year with significant order backlogs. We expect a strong first half of 2004, with both sales and operating income expected to benefit from the increased volume. However, this may be tempered somewhat by the uncertainty in steel supply and prices. "


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                                                                             2

SEGMENT RESULTS

The Outdoor Products segment's fourth quarter sales were $93.2 million, a 12.2% increase from last year's fourth quarter sales of $83.1 million. Operating income increased 9.0% to $19.3 million from $17.7 million in last year's fourth quarter. The increases in sales and profit were due to improvements in all major geographical markets and across all product lines. Additionally, the weaker US dollar continues to provide a benefit to the segment's operating results. Backlog at the end of the year was $66.7 million, up from $42.9 million at the end of 2002 and $61.1 million at the end of the third quarter. Segment sales for the full year were $358.8 million, a 16.7% increase from last year's $307.4 million. Operating income for 2003 was $86.2 million compared to $67.7 million in 2002.

The Lawnmower segment's fourth quarter sales were $9.3 million, slightly better than last year's fourth quarter. Operating loss in the fourth quarter was $0.5 million compared to an operating income of $0.7 million last year. Full year sales were $35.7 million compared to $41.4 million last year, a 13.8% decline. Full year operating loss was $1.2 million compared to operating income of $2.7 million last year. The Lawnmower segment's sales and profits have been impacted by lower unit shipments due to a weak spring selling season, an increase in competitive offerings from a year ago and higher employee benefit expenses. We have recently made a change in this segment's management in order to accelerate the recovery to profitability in this business. New distribution, cost reductions and early acceptance of our new models should restore this segment to profitability in the near term. Backlog at the end of 2003 was $4.9 million, an increase from $3.1 million at the end of 2002.

The Industrial and Power Equipment segment recorded sales of $56.8 million in the fourth quarter, a 58.7% increase from 2002. Operating income in the fourth quarter was $7.0 million compared to $1.3 million last year. The increases in sales and operating income were the result of higher unit sales of Blount products as well as the incremental impact of the Timberking line. Backlog increased at quarter-end to $47.7 million from $10.3 million last year. Sales for the full year were $165.0 million compared to $131.7 million in 2002, a 25.3% increase. Operating income for 2003 was $11.7 million compared to $5.2 million last year.

Corporate expenses in 2003 increased by $6.5 million from 2002. The increase was due to higher post retirement expense, performance incentive costs and incremental compliance costs. Additionally, the corporate office was more fully staffed in 2003 than it was in 2002 during which the Company relocated its headquarters to Portland, Oregon.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Lawnmower and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company's "expectations" , "beliefs", "plans", "indications","estimates", "anticipations", and their variants, as defined by the Private Securities Litigation Reform Act of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.

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Blount International, Inc. Financial Data
Consolidated Statements of Income                                   Three mos. ended Dec. 31     Year ended Dec. 31
                                                                           (unaudited)
In millions, except share data                                       2003          2002          2003         2002
-------------------------------------------------------------------------------------------------------------------
Sales                                                         $     159.2       $ 128.1   $     559.1  $     479.5
Cost of sales                                                       107.2          86.7         369.4        318.3
-------------------------------------------------------------------------------------------------------------------
Gross profit                                                         52.0          41.4         189.7        161.2
Selling, general and administrative expenses                         30.0          23.0         105.7         91.5
Restructuring expenses                                                0.0           1.4           0.2          7.2
-------------------------------------------------------------------------------------------------------------------
Income from operations                                               22.0          17.0          83.8         62.5
Interest expense                                                    (17.1)        (17.9)        (69.8)       (72.2)
Interest income                                                       0.2           0.4           0.8          1.1
Other income (expense), net                                          (0.3)          1.9          (3.6)        (0.7)
-------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                     4.8           1.4          11.2         (9.3)
Provision  (benefit) for income taxes                                 0.7          (1.6)         44.9         (4.5)
-------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                      $       4.1       $   3.0   $     (33.7) $      (4.8)
Discontinued operations:
     Income from operations, net                                      0.0           0.5           0.0          0.5
     Income (loss) on disposal, net                                   0.0           0.3           0.0         (1.4)
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                                             $       4.1       $   3.8   $     (33.7) $      (5.7)
-------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share:
     Continuing operations                                    $      0.13       $  0.10   $     (1.09) $     (0.16)
     Discontinued operations                                         0.00          0.02          0.00        (0.03)
-------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                        $      0.13       $  0.12   $     (1.09) $     (0.19)
-------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share:
     Continuing operations                                    $      0.13       $  0.10   $     (1.09) $     (0.16)
     Discontinued operations                                         0.00          0.02          0.00        (0.03)
-------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                        $      0.13       $  0.12   $     (1.09) $     (0.19)
-------------------------------------------------------------------------------------------------------------------
Shares used for per share computations:
Basic                                                          30,818,629    30,795,882    30,808,997   30,795,882
Diluted                                                        32,359,116    31,860,074    30,808,997   30,795,882
-------------------------------------------------------------------------------------------------------------------
CONDENSED CONSOLIDATED BALANCE SHEETS                                                        Dec. 31,     Dec. 31,
In millions                                                                                      2003         2002
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                                 $      35.2  $      26.4
Accounts receivable                                                                              64.4         58.5
Inventory                                                                                        67.7         64.8
Other current assets                                                                             26.1         41.5
Property, plant and equipment, net                                                               92.0         90.7
Other assets                                                                                    115.0        146.1
-------------------------------------------------------------------------------------------------------------------
Total assets                                                                              $     400.4  $     428.0
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Liabilities
Notes payable and current maturities of long-term debt                                    $       6.6  $       3.4
Other current liabilities                                                                       103.4         96.8
Long-term debt                                                                                  603.9        624.1
Other liabilities                                                                                83.8         72.6
-------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                               797.7        796.9
-------------------------------------------------------------------------------------------------------------------
Stockholders' equity (deficit)                                                                 (397.3)      (368.9)
-------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity (deficit)                                      $     400.4  $     428.0
-------------------------------------------------------------------------------------------------------------------
SEGMENT INFORMATION (unaudited)                                   Three mos. ended Dec. 31      Year ended Dec. 31
In millions                                                          2003          2002          2003         2002
-------------------------------------------------------------------------------------------------------------------
Sales
Outdoor products                                              $      93.2       $  83.1   $     358.8  $     307.4
Lawnmower                                                             9.3           9.2          35.7         41.4
Industrial and power equipment                                       56.8          35.8         165.0        131.7
Elimination                                                          (0.1)          0.0          (0.4)        (1.0)
-------------------------------------------------------------------------------------------------------------------
                                                              $     159.2       $ 128.1   $     559.1  $     479.5
-------------------------------------------------------------------------------------------------------------------
Operating income (loss)
Outdoor products                                              $      19.3       $  17.7   $      86.2  $      67.7
Lawnmower                                                            (0.5)          0.7          (1.2)         2.7
Industrial and power equipment                                        7.0           1.3          11.7          5.2
Corporate office expenses/Elimination                                (3.8)         (1.3)        (12.7)        (5.9)
Restructuring expenses                                                0.0          (1.4)         (0.2)        (7.2)
-------------------------------------------------------------------------------------------------------------------
Income from operations                                        $      22.0       $  17.0   $      83.8  $      62.5
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